Consent of Independent Registered Public Accounting Firm

The Board of Directors
SkyBridge GII Fund, LLC:

We consent to the use of our report, dated May 29, 2014, for SkyBridge GII Fund, LLC,  incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in the prospectus.

/s/ KPMG LLP

New York, New York
June 11, 2014